Exhibit 99.1

AFTON CHEMICAL ANNOUNCES ACQUISITION OF ADITIVOS MEXICANOS, S.A. DE C.V.

Richmond, VA, December 19, 2016 – Afton Chemical Corporation, a global leader in the lubricant and fuel additive market and wholly owned subsidiary of NewMarket Corporation (NYSE:NEU), today announced the entry into a definitive purchase agreement to acquire Aditivos Mexicanos, S.A. de C.V. (“AMSA”) for approximately $182.5 million. AMSA is a petroleum additives manufacturing, sales and distribution company based in Mexico City, Mexico.

“This acquisition represents a significant step for Afton in expanding our global capabilities to bring value added solutions to our customers worldwide,” said Rob Shama, Afton Chemical’s President. “We are pleased to have the dedicated AMSA team become part of the Afton family and we look forward to utilizing their expertise in the petroleum additives market,” said Shama.

The transaction is expected to close during the first half of 2017. The closing is conditioned upon the satisfaction or waiver of customary closing conditions, including the approval of the Mexican Federal Economic Competition Commission (Comisión Federal de Competencia Económica).

About Afton Chemical Corporation

Afton Chemical Corporation is part of the NewMarket Corporation (NYSE: NEU) family of companies. Afton Chemical Corporation uses its formulation, engineering and marketing expertise to help their customers develop and market fuels and lubricants that reduce emissions, improve fuel economy, extend equipment life, improve operator satisfaction and lower the total cost of vehicle and equipment operation. Afton Chemical Corporation develops and sells an extensive line of unique additives for gasoline and distillate fuels, driveline fluids, engine oils and industrial lubricants. Afton Chemical Corporation supports global operations through regional headquarters located in Asia Pacific, EMEAI, Latin America and North America. Afton Chemical Corporation is headquartered in Richmond, Virginia. For more information, visit www.aftonchemical.com.

Cautionary Note Regarding Forward-Looking Statements:

Some of the information contained in this press release constitutes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although NewMarket’s management believes its expectations are based on reasonable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results will not differ materially from expectations.

Factors that could cause actual results to differ materially from expectations include, but are not limited to, a failure to obtain the approval of the Mexican Federal Economic Competition Commission or any other required regulatory approvals with respect to the acquisition or a failure by one or more parties to satisfy any applicable conditions to closing the acquisition, as well as the other factors detailed from time to time in the reports that NewMarket files with the Securities and Exchange Commission, including the risk factors in Item 1A, “Risk Factors” of our 2015 Annual Report on Form 10-K, which is available to shareholders upon request.

You should keep in mind that any forward-looking statement made by NewMarket in the foregoing discussion speaks only as of the date on which such forward-looking statement is made. New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect the Company. We have no duty to, and do not intend to, update or revise the forward-looking statements in this discussion after the date hereof, except as may be required by law. In light of these risks and uncertainties, you should keep in mind that the events described in any forward-looking statement made in this discussion, or elsewhere, might not occur.

Media Contact:

Lauren Packard, Marketing Communications

Afton Chemical Corporation

Phone: (804) 788-5800

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